Exhibit 99.2

FOR IMMEDIATE RELEASE

Wescorp Energy and Weatherford International Sign Letter Of Intent on
Wescorp's Water Remediation Technology

HOUSTON, Texas and CALGARY, Alberta

(Thursday December 4, 2008) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, is pleased to announce that Weatherford International Ltd., (NYSE: WFT) has executed a letter of intent for the testing of Wescorp’s wholly-owned water remediation technology in two projects in South America. H2Omaxx, the name of Wescorp’s water remediation technology, is a commercially proven, safe, effective and economical process for cleaning and separating oil and solids from produced water. Test results on the H2Omaxx unit have been shown to reduce the oil content in produced water to less than 0.001% or 10 parts per million oil allowing oil and gas operators to reduce, reuse, and recycle water without the use of flocculants.

“We are honored to have Weatherford consider being our partner using our H2Omaxx water remediation technology. Weatherford is an ideal partner – they are one of the largest global providers of advanced products and services that span the drilling, evaluation, completion, production and intervention cycles of oil and gas wells. Weatherford employs more than 46,700 employees worldwide, operates in more than 100 countries to include 125 globally distributed manufacturing facilities supporting 800 service bases and 16 technology development and training facilities. They have built a solid reputation of using best class technologies, and have maintained a culture of service and innovation. We are very confident that Wescorp and Weatherford will be successful in establishing a long-term relationship,” commented Doug Biles, President and CEO of Wescorp.

“Weatherford strategically focuses on commercializing new technologies to enhance well productivity and reduce production costs,” commented Richard Dalati, Global Business Unit Manager for Weatherford’s Heavy Oil Production Systems. “Wescorp’s technologies will offer significant benefits to our clients by improving the recovery of residual hydrocarbons entrained in produced water, which are not usually extracted through conventional methods.”

Wescorp anticipates that its 2,000 barrel per day H2Omaxx unit that is currently in Alberta, Canada will be transported to South America early in 2009 to commence testing.

Wescorp and Weatherford are currently in negotiations for a possible exclusive long-term global cooperation agreement. In addition, the parties are discussing extending the letter of intent to include one or more additional test sites.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

About Weatherford

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 46,700 people worldwide.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:
David Jones
Wescorp Energy, Inc.
Toll Free: 1.877.247.1975
Direct: 1.705.845.0933